Exhibit 4.3

INVESTOR’S RIGHTS AGREEMENT

This INVESTOR’S RIGHTS AGREEMENT (this “Agreement”) dated as of May 2, 2012 (the “Effective Date”), is entered into by and between American Electric Technologies, Inc., a Florida corporation (the “Company”), and JCH Crenshaw Holdings, LLC, a Texas limited liability company (“Investor”). Investor together with the Company shall collectively be referred to as the “Parties” and each individually as a “Party.”

RECITALS:

A. Contemporaneously with the execution and delivery of this Agreement, the Company and Investor will execute and deliver a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company is issuing and selling to Investor and Investor is purchasing from the Company (i) 1,000,000 shares of Series A Convertible Preferred Stock of the Company, par value $.001 per share (the “Series A Preferred Stock”) and (ii) warrants (the “Warrants”) to purchase 325,000 shares of common stock of the Company, par value $.001 per share (the “Common Stock”) on the terms contained therein.

B. A condition to Investor’s obligations under the Purchase Agreement is that the Company and Investor enter into this Agreement in order to provide Investor with (i) certain rights to receive certain information from the Company, (ii) preemptive rights, (iii) a tag along right, (iv) rights to designate a member of the Board of Directors of the Company and (v) certain other rights as set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows.

1. Definitions. For purposes of this Agreement:

“Affiliate” of a Person means any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such other Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Articles of Incorporation” means the Articles of Incorporation of the Company as may be amended or restated from time to time.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions in Houston, Texas are authorized by law to close.

“Bylaws” means the bylaws of the Company as in effect immediately prior to the Effective Date.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Convertible Securities” means any capital stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Common Stock which, with or without payment of additional consideration, either immediately or upon a specified date or the happening of a specified event.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Equity Securities” has the meaning set forth in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investor” has the meaning set forth in the introductory paragraph of this Agreement.

“Party” and “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, tribunal, or any other legally recognizable entity.

“Preferred Director” has the meaning set forth in Section 5.1.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Rule 144A” means Rule 144A under the Securities Act, as such rule may be amended from time to time, or any successor rule that may be promulgated by the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Shareholder” has the meaning set forth in Section 3.1.

“Series A Preferred Stock” has the meaning set forth in the Recitals.

“Tag-Along Notice” has the meaning set forth in Section 3.1.

“Tag Exercise Period” has the meaning set forth in Section 3.2(a).

“Transfer” means any issuance, sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, and whether effected directly or indirectly.

“Warrants” has the meaning set forth in the Recitals.

2. Information Rights. Promptly after written request to the Company made by Investor, the Company shall provide any such written information reasonably requested by Investor, including any financial statements of the Company prepared by Investor in the ordinary course, that Investor reasonably determines it requires in order to appropriately manage and evaluate its investment in the Company and to comply with its obligations under applicable securities and tax laws, including to the extent applicable, Rule 13a-15 under the Exchange Act.

3. Tag-Along Rights.

3.1 Tag Notice. In the event Charles Dauber, Arthur Dauber and/or any of their respective Affiliate(s) proposes to Transfer any shares of Common Stock and/or Convertible Securities (not including Transfers made pursuant to a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act) that collectively represent more than 1% of the issued and outstanding shares of Common Stock of the Company (such Person or Persons proposing to make a Transfer, the “Selling Shareholder”), the Company shall promptly provide notice thereof to Investor (such notice is referred to herein as the “Tag-Along Notice”) disclosing in reasonable detail the identity of the prospective transferee(s), the number of shares of Common Stock to be Transferred, the price per share to be paid for such Common Stock in such Transfer and the other terms and conditions of the Transfer.

3.2 Mechanics of Tag-Along.

        (a) Upon delivery of a Tag-Along Notice, Investor will have the right (but not the obligation), exercisable at any time within 20 days (the “Tag Exercise Period”) from the date on which the Tag-Along Notice was given, to participate in the contemplated Transfer and sell shares of Common Stock (on an as-converted basis) on the terms set forth herein.

        (b) If Investor elects to participate in such Transfer, Investor will be entitled to sell in the contemplated Transfer, at the price per share of Common Stock offered by the prospective transferee to the Selling Shareholder and otherwise on the same terms and conditions as the Selling Shareholder, the number of shares of Common Stock determined by multiplying (i) the number of shares of Common Stock to be sold by the Selling Shareholder in the contemplated Transfer by (ii) a fraction, (A) the numerator of which is the number of shares of Common Stock held by Investor (on an as-converted basis), and (B) the denominator of which is the sum of (1) the number of shares of Common Stock held by Investor (on an as-converted basis) and (2) the number of shares of Common Stock held by the Selling Shareholder (on an as-converted basis) (and, if and to the extent Investor shall exercise such right, then the number of shares of Common Stock to be sold by the Selling Shareholder in such transaction shall be correspondingly reduced).

        (c) If Investor has not elected to participate in the contemplated Transfer (through notice to such effect or expiration of the 15-day period after delivery of the Tag-Along Notice), then the Selling Shareholder may Transfer the Common Stock specified in the Tag-Along Notice at a price and on terms not materially more favorable to the Selling Shareholder than specified in the Tag-Along Notice during the 90-day period immediately following the date that the Tag-Along Notice was given. Any Selling Shareholder’s Common Stock not Transferred within such 90-day period shall be subject to the provisions of this Section 3 upon subsequent Transfer.

        (d) The Selling Shareholder shall use its reasonable best efforts to obtain the agreement of the prospective transferee(s) to the participation of Investor in any contemplated Transfer for which Investor has elected to participate, and no Selling Shareholder shall Transfer any of its Common Stock to any prospective transferee unless concurrently with such Transfer, the prospective transferee(s) purchases from Investor the shares of Common Stock (on an as-converted basis) which Investor is entitled to sell, and has requested to be sold, to such prospective transferee(s) pursuant to this Section 3. To the extent Investor has elected to participate in any contemplated Transfer and Investor participates in such Transfer, directly or indirectly, Investor shall bear its pro rata portion (based on the number of shares of Common Stock transferred by it in such Transfer relative to the total number of shares of Common Stock transferred in such Transfer) of the expenses incurred in connection with such Transfer to the extent such expenses are incurred for the benefit of both the Selling Shareholder and Investor.

3.3 Termination of Right. The rights set forth in this Section 3 shall terminate if the Series A Preferred Stock owned by Investor represent, on an as converted basis, less than 5% of the Company’s outstanding common stock.

4. Preemptive Rights.

4.1 Right. From and after the Effective Date, at any time the Company makes any public or nonpublic offering or sale of any equity securities or Convertible Securities of the Company (“Equity Securities”), Investor shall be afforded the opportunity to acquire from the Company for the same price and on the same terms as such securities are proposed to be offered to others, Equity Securities of the same type in the aggregate amount required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company and/or its subsidiaries immediately prior to any such issuance of Equity Securities. Notwithstanding the foregoing, the term “Equity Securities” shall not include any issuances made: (a) to employees, officers, directors, consultants and advisors of the Company pursuant to any incentive plan, stock purchase plan, agreement or other arrangement duly adopted by the Company and approved by the compensation committee of the Board; (b) upon exercise of the Warrants; (c) upon issuance or conversion of the Series A Preferred Stock; (c) in connection with a merger, acquisition, asset acquisition, lease, joint venture or similar acquisitive transaction approved by the Board; and (d) for services to financial institutions in connection with investment banking, commercial credit transactions, equipment financing or similar transactions approved by the Board. The amount of Equity Securities that Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (i) the total number or principal amount of such offered Equity Securities by (ii) a fraction, (x) the numerator of which is the number of shares of

Common Stock held by Investor (determined on an as converted basis), and (y) the denominator of which is the number of shares of Common Stock then outstanding (determined on an as converted basis with respect to the Investor’s holdings).

4.2 Notice. In the event the Company proposes to offer or sell Equity Securities, it shall give Investor written notice of its intention, describing the price (or range of prices), anticipated type and amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten Business Days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering. Investor shall have 15 Business Days from the date such a notice is given to notify the Company in writing that it intends to exercise its rights provided in this Section 4 and as to the amount of Equity Securities Investor desires to purchase, up to the maximum amount calculated pursuant to Section 4.1.

4.3 Purchase Mechanism. If Investor exercises its rights provided in this Section 4, the closing of the purchase of the Equity Securities with respect to which such right has been exercised shall take place within 30 days after the giving of notice of such exercise, which period of time shall be extended for a maximum of three months at the election of Investor in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or shareholder approvals). The Company agrees to use its reasonable commercial efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such Equity Securities.

4.4 Failure of Purchase. In the event Investor does not exercise the rights provided in this Section 4 within the 15-Business Day period or, if so exercised, Investor is unable to consummate such purchase within the time period specified in Section 4.3, the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the Equity Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the Equity Securities not elected to be purchased pursuant to this Section 4.4, at a price and upon terms, taken together in the aggregate, no more favorable to the purchasers of such securities than were specified in the Company’s notice to Investor. In the event the Company has not sold the Equity Securities or entered into an agreement to sell the Equity Securities within such 90-day period (or sold and issued Equity Securities in accordance with the foregoing within 90 days from the date of said agreement), the Company shall not thereafter offer, issue or sell such Equity Securities without first offering such securities to Investor in the manner provided above.

4.5 Termination of Right. The rights set forth in this Section 4 shall terminate if the Series A Preferred Stock owned by Investor represent, on an as converted basis, less than 5% of the Company’s outstanding common stock.

5. Corporate Governance.

5.1 Board Representation. So long as the shares of Series A Preferred Stock on an as converted to Common Stock basis represent 5% or more of the Corporation’s outstanding Common Stock, holders of the Series A Preferred Stock (which initially shall be Investor) shall be entitled to elect one member of the Board (and to fill any vacancy with respect thereto). The director elected under this Section 5.1 is referred to as a “Preferred Director”. On or as promptly as possible after the Effective Date, the Company shall cause the Board to take or cause to be taken such corporate action as shall be necessary to increase the size of the Board to permit the election of the Preferred Director. The initial Preferred Director shall be Casey Crenshaw.

5.2 Vacancies. Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of the Preferred Director shall be filled with a replacement Preferred Director designated by the holders of Series A Preferred Stock (which initially shall be Investor).

5.3 Committees. The Company shall, to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of Nasdaq or any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted), cause each committee of the Board to include as a member the Preferred Director, in each case as appropriate and to the extent requested by the Preferred Director.

5.4 Expenses. The Preferred Director shall be entitled to reimbursement of expenses pursuant to his or her service on the Board and committees thereof on the same basis as the Company provides such reimbursement to the other members of its Board who are not officers or employees of the Company.

5.5 Directors and Officers Insurance. The Company shall add Preferred Director as a beneficiary to the Company’s directors’ and officers’ liability insurance policy effective from the Effective Date and shall provide all other contractual or insurance director liability or indemnification coverages provided to other members of the Board.

6. General Provisions.

6.1 Articles of Incorporation and Bylaws. The Company shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Articles of Incorporation and the Bylaws and the corresponding constituent documents of the Company’s subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights provided hereunder to any of the Parties hereto.

6.2 Notices. Any notices or other communications required or permitted hereunder shall be in writing and be deemed to have been given if mailed, three business days after being deposited in the United States mail, postage prepaid and registered or certified, to the address of such Party stated below:

To the Company:

American Electric Technologies, Inc.

6410 Long Drive

Houston, Texas 77087

Attn: Frances Powell Hawes

With a copy (which shall not constitute notice) to:

Joel Bernstein, Esq.

2666 Tigertail Avenue, Suite 104

Miami, Florida 33133

To Investor:

JCH Crenshaw Holdings, LLC

470 Orleans St., 7th Floor

Beaumont, Texas 77701

Attention: Casey Crenshaw

With a copy (which shall not constitute notice) to:

Thompson & Knight, LLP

Attention: Jerry L. Metcalf

333 Clay Street, Suite 3300

Houston, Texas 77002

6.4 Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties in addition to any other remedy to which they may be entitled, at law or in equity.

6.5 GOVERNING LAW; FORUM SELECTION; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS. IN ANY ACTION OR PROCEEDING BETWEEN INVESTOR AND THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREIN, EACH OF INVESTOR AND THE COMPANY (A) IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF AND THE LAYING OF VENUE IN ANY FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF TEXAS (HOUSTON DIVISION) OR ANY STATE COURT IN HARRIS COUNTY, TEXAS; (B) AGREES THAT ALL

CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ACCORDANCE WITH CLAUSE (A) OF THIS SECTION 6.5; (C) WAIVES ANY OBJECTION TO THE LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS; (D) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY; AND (E) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF SUCH PROCESS IS GIVEN AS A NOTICE IN ACCORDANCE WITH SECTION 6.2.

6.6 WAIVER OF RIGHT TO TRIAL BY JURY. INVESTOR AND THE COMPANY EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT. INVESTOR AND THE COMPANY EACH AGREE THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.7 Entire Agreement. This Agreement and each of the other Transaction Documents (as defined in the Purchase Agreement) constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

6.8 Confidentiality. Except as required by law, Investor agrees that it will keep confidential and will not use or disclose or divulge any confidential, proprietary or secret information which such Investor may obtain from the Company pursuant to financial statements, reports and other materials provided or made available to Investor pursuant to this Agreement or otherwise, unless such information is known by, or until such information becomes available to, the public other than as a result of a breach or violation hereof by Investor; provided, however, that Investor may disclose such information (a) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company and who are informed by Investor in advance of the confidential nature of such information and who agree to comply with the use and confidentiality obligations contained in this agreement as if they are a party hereto and are under a legal obligation to comply with the restrictions set forth herein, (b) to any Affiliate of Investor or to a current or former member, manager, officer, representative, agent, employee, member or beneficiary of Investor who is informed by Investor in advance of the confidential nature of such information and who agrees to comply with the use and confidentiality obligations contained in this agreement as if they are a party hereto and are under a legal obligation to comply with the restrictions set forth herein, and (c) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided, further, however, that if Investor becomes so compelled to disclose such information, then Investor will provide the Company with prompt notice thereof and cooperate with the Company at the Company’s expense, to the extent the Company reasonably requests, so that the Company may seek a protective order or other appropriate remedy.

6.10 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.11 Further Assurances. All Parties agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby and thereby.

6.12 Remedies. The Parties shall have all remedies for breach of this Agreement available to them as provided by law or equity. Without limiting the generality of the foregoing, the Parties agree that in addition to any other rights and remedies available at law or in equity, the Parties shall be entitled to obtain specific performance of the obligations of each Party and immediate injunctive relief and that, in the event any action or proceeding is brought in equity or to enforce the same, no Party will urge, as a defense, that there is an adequate remedy at law. No single or partial assertion or exercise of any right, power or remedy of a Party shall preclude any other or further assertion or exercise thereof.

6.13 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.14 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more Parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party to this Agreement, all Parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

6.15 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.16 Fees and Expenses. All expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

6.17 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

6.18 Amendments and Waivers. Any term of this Agreement may be amended or waived subsequent to the execution hereof only upon the mutual written consent of the Company and Investor. Any amendment or waiver effected in accordance with this Section 6.16 shall be binding upon Investor and each transferee of the shares of Series A Preferred Stock and/or the underlying securities of such Series A Preferred Stock, each future holder of all such securities and the Company.

6.19 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, the Parties have executed the Investor’s Rights Agreement as of the date first above written.

COMPANY:

American Electric Technologies, Inc.

By:
Name:	Charles M. Dauber
Title:	President

INVESTOR:

JCH Crenshaw Holdings, LLC

By:
Name:
Title:

SIGNATURE PAGE – INVESTOR’S RIGHTS AGREEMENT